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                                                                    EXHIBIT 99.1


For Immediate Release
July 28, 1999


ASCHE TRANSPORTATION SERVICES, INC. EXCHANGES
SUBORDINATED DEBT FOR COMMON STOCK

SHANNON, Ill., July 28 /PRNewswire/ -- Asche Transportation Services, Inc. (Nasdaq: ASHE - news) announced today that certain unrelated individuals exchanged $400,000 of subordinated debt bearing 14% interest for 88,894 shares of the Company's common stock. Additionally, $85,917 of accrued interest owed to these individuals was exchanged for an additional 19,096 shares of the Company's common stock. The Company originally incurred the subordinated debt in connection with the financing of the acquisition of Specialty Transportation Services, Inc. ("STS"). The transaction is expected to be anti-dilutive.

Asche, through its operating subsidiaries, Asche Transfer, Inc. and AG Carriers, Inc., is a leading provider of temperature-controlled, time-sensitive transportation of frozen foods, juice concentrates, perishable commodities, household and retail commodities, and tropical foliage. STS, as an operating subsidiary of Asche, is a leading provider of municipal solid waste and bulk industrial transport services. Its shares trade on the Nasdaq National Market under the symbol ASHE.

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as, "forward looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including "anticipates," "believes," "intends," "estimates," "expects" and similar expressions. The Company cautions readers that forward-looking statements, including without limitation, those relating to the Company's future business prospects, revenues and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements, due to several important factors, including, among others, those identified from time to time in the Company's reports filed with the SEC. Such risk factors include, but are not limited to, general economic conditions, availability of drivers, fuel costs, labor costs, interest rates, competition and governmental regulations.

For more information, contact Leon M. Monachos, CFO of Asche Transportation Services, Inc., 815-864-2421, or Brian Grabowski of EBS Public Relations, Inc. for Asche Transportation Services, Inc., 847-714-8600, ext. 236, or e-mail, bgrabowski@ebspr.com.